Exhibit EE

LOCK-UP AGREEMENT

            ________________, 2007

Neurochem Inc.
275 Armand-Frappier Boulevard
Quebec
Canada H7V 4A7

Re:       Neurochem Inc. - Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement is being delivered to Neurochem Inc. (the "Company") in connection with the Securities Purchase Agreement (the "Purchase Agreement"), dated as of ______________, 2007, by and among the Company and the investors party thereto (the "Buyers"), with respect to the issuance of (i) convertible notes (the "Notes") which Notes shall be convertible into the Company's common shares, without par value (the "Common Shares"); and (ii) warrants which will be exercisable to purchase Common Shares. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

In order to induce the Company to enter into the Purchase Agreement, the undersigned agrees that commencing on the date hereof and ending on the six month anniversary of the Effective Date (as defined in the Registration Rights Agreement) (the "Lock-Up Period"), the undersigned will not, without the written consent of the Buyers, (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Shares, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Shares, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (collectively, the "Undersigned’s Shares").

The foregoing restriction is expressly agreed to preclude the undersigned or any affiliate of the undersigned from engaging in, without the written consent of the Buyers, any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clauses (i) and (ii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable during the Lock-Up Period and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns during the Lock-Up Period.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

The Buyers shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof. No provision of this Agreement may be amended or waived without the prior written consent of the Buyers.

Very truly yours,
Dr. Francesco Bellini

Authorized Signature
Chairman, President and CEO

Agreed to and Acknowledged:

NEUROCHEM INC.

By:  ____________________
       Name:
       Title: